Exhibit 99.1

Nocera, Inc. Acquires Hangzhou SY Culture Media Co. Ltd., a Douyin Livestreaming

e-Commerce Company

TAIPEI, TAIWAN / ACCESSWIRE / April 16, 2024 / Nocera, Inc. (NASDAQ:NCRA) ("Nocera" or the "Company"), a fully integrated sustainable seafood company focusing on manufacturing and operating land-based Recirculatory Aquaculture Systems (“RASs”), today announced that it has acquired the Douyin livestreaming e-commerce company, Hangzhou SY Media Co. Ltd. ("SY Culture"). The purchase price of the acquisition was 600,000 shares of Nocera common stock for 100% equity in SY Culture.

SY Culture is a company focused on the Douyin livestreaming e-commerce sector, using a strategic livestream cloud and retail chain approach. SY Culture engages in interactive livestreaming activities such as chef demonstrations, food introductions, cooking shows, and ingredient selection recommendations to directly present and sell products to its users/consumers. Leveraging its established strategic foundation, SY Culture seamlessly integrates brands and operations via acquisitions and operational management of live-streaming hosts and channels, aiming to spearhead the Douyin livestreaming e-commerce arena.

Andy Jin, Nocera’s Chief Executive Officer, commented, "Through this acquisition, Nocera strategically aims to fortify its foothold in acquiring content creating companies, while leveraging the expansive reach of platforms like the Douyin to amplify Nocera’s brand awareness. With the Douyin boasting over 460 million livestreaming e-commerce users in mainland China, tapping into this thriving market presents an unparalleled opportunity."

About Nocera, Inc.

Nocera (NASDAQ: NCRA) is a fully integrated sustainable seafood company that provides land-based recirculation aquaculture systems for both fresh and saltwater fish and invests in fish farms by building high-tech RASs. The Company’s main business operation consists of the design, development, and production of large-scale RASs fish tank systems, (aquaculture) for fish farms along with expert consulting, technology transfer, and aquaculture project management services to new and existing aquaculture facilities and operators. For more information, please visit the company’s website at www.nocera.company.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are inherently subject to risks and uncertainties. Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “will” and similar expressions as they relate to Nocera are intended to identify such forward-looking statements. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in methods of marketing, delays in manufacturing or distribution, changes in customer order patterns, changes in customer offering mix, and various other factors beyond the Company’s control. Readers are encouraged to read the risk factors included in our annual reports and quarterly reports we file with the Securities and Exchange Commission. Actual events or results may differ materially from those described in this press release due to any of these factors. Nocera is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Contacts:

Hanover Int’l

Jh@hanoverintlinc.com